UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2014

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

InnSuites Hotels Centre, 1625 E. Northern Avenue,
Suite 105, Phoenix, AZ	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 15, 2014, Tucson Hospitality Properties, LLLP (“Tucson”), a subsidiary of InnSuites Hospitality Trust (the “Trust” or “IHT”) entered into purchase and sale agreement for a $2,500,000 for the purchase of land located at 6201 North Oracle Road, Tucson, Pima County, Arizona, known as Pima County Assessor Parcel No. 102-20-004E (the “Property”). Tucson currently leases the land. The transaction is expected to close on or about December 1, 2014.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

In connection with the purchase of the Property, the Trust has obtained a commitment for financing to acquire the land, re-finance the existing Tucson hotel loan 1st deed of trust lowering the existing hotel interest rate from 8.0% to 4.19% and payoff other existing debt. The $3,500,000 commercial real estate loan has a 15 year term with 4.19% fixed for 5 years and adjusts annually. The loan is expected to close simultaneous to the Property purchase.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1

Agreement for Purchase and Sale, dated October 15, 2014 executed by Tucson Hospitality Properties, LLLP, as Buyer, and Joseph R. Cesare and Hugh M. Caldwell, Jr. acting in his capacity as Trustee of Trust B under the Hugh M. and SallyAnn Caldwell Trust, dated July 8, 1996, as Seller.

99.1	October 21, 2014 IHT Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:  /s/ Adam B. Remis

Adam B. Remis

Chief Financial Officer

 Date:  October 21, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1

Agreement for Purchase and Sale, dated October 15, 2014 executed by Tucson Hospitality Properties, LLLP, as Buyer, and Joseph R. Cesare and Hugh M. Caldwell, Jr. acting in his capacity as Trustee of Trust B under the Hugh M. and SallyAnn Caldwell Trust, dated July 8, 1996, as Seller.

99.1	October 21, 2014 IHT Press Release